UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2017

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                                                □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act                  □

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing third quarter 2017 results was made October 26, 2017 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.0	Press Release: Data I/O Reports Third Quarter 2017 Results

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

October 27, 2017	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Operating and Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.0	Press Release: Data I/O Reports Third Quarter 2017 Results

Joel Hatlen	Darrow Associates, Inc.
Chief Operating and Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports Third Quarter 2017 Results

Third Quarter Net Income up 176% as Revenue Grows 46% to a 17-Year High;

First Deployment of Next Generation SentriX™ Security Provisioning Technology

Redmond, WA, Thursday -- October 26, 2017 -- Data I/O Corporation (NASDAQ: DAIO), a leading global provider of advanced data programming and security provisioning solutions for flash-memory, flash based microcontrollers and Secure Elements, today announced financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Highlights (on year-over-year basis unless noted)

•         Net sales of $9.6 million, a 17-year high, up 46% from $6.6 million in 3Q16

•         Total bookings of $8.2 million, a 10-year high for the third quarter

•         Gross margin as a percentage of sales of 62.1%, up from 55.3% in 3Q16

•         Net income of $1.7 million or $0.20 diluted earnings per share, up from $625,000 or $0.08 diluted earnings per share in 3Q16

•         Key win at European customer with multiple automated systems ordered at a location previously supported by Data I/O’s competitors

•         Momentum for SentriX™ Security Provisioning Platform

Management Comments

“We achieved multi-year highs in key financial performance metrics in the third quarter of 2017,” said Anthony Ambrose, President and CEO of Data I/O Corporation.  “Simply put, we have been ‘running on all cylinders’ with excellent performance in operations, service, sales and engineering.  Data I/O has delivered continued increases in revenues and profitability while investing in future growth initiatives in the automotive electronics and IoT markets.”

“Total revenues of $9.6 million increased by 46% from the prior third quarter, reaching the highest level of quarterly revenue in 17 years.  Bookings for the quarter were $8.2 million, with over 51% of these orders year-to-date coming from OEMs in the automotive sector.  Sales of the PSV7000 product line, our most advanced automated programming system for high capacity applications and offering the industry’s lowest total cost of ownership, grew by 137% in the third quarter with strong demand from Europe and the Americas.”

“In addition to the strong current performance driven by the automotive electronics market, we are very pleased in the deployment of our first SentriX Security Provisioning System.  This system was placed with a leading European programming center.  After the quarter ended, we also announced our collaboration with Maxim Integrated to support personalized, secure provisioning of Maxim’s DS28C36 and DS2476 DeepCover ICs on the SentriX Platform. Semiconductor companies can expand their addressable markets and better support customers with personalized, secure authentication when they collaborate with Data I/O and the SentriX platform.”

Investors and customers will have an opportunity to see Data I/O’s latest products at the upcoming Productronica Show in Munich, Germany, from November 14-18, prominently located in Hall 2, Booth 205.

Financial Results

Net sales in the third quarter of 2017 were $9.6 million, compared with $6.6 million in the third quarter of 2016 and $9.1 million in the second quarter of 2017.

For the 2017 third quarter, gross margin as a percentage of sales was 62.1%, compared to 55.3% in the third quarter of 2016 and 56.9% in the second quarter of 2017.  The improvement in gross margin as a percentage of sales compared to earlier periods was primarily due to higher order volume and favorable product mix, particularly from demand for the PSV family of products by automotive electronics and programming center customers, and improved factory utilization.

Net income in the third quarter of 2017 was $1.7 million, or $0.20 per diluted share, compared with net income of $625,000, or $0.08 per diluted share, in the third quarter of 2016.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was $2.1 million in the third quarter of 2017, compared to $755,000 in the third quarter of 2016.  Adjusted EBITDA, excluding equity compensation, was $2.3 million in the third quarter of 2017, compared to $865,000 in the third quarter of 2016.

Bookings in the third quarter of 2017 were $8.2 million, compared to $7.9 million in the third quarter of 2016.  Backlog at September 30, 2017 was $4.6 million, compared to $4.7 million at June 30, 2017 and $3.2 million at December 31, 2016.  Deferred revenue was $1.6 million at September 30, 2017, down from $2.8 million at June 30, 2017 and $1.9 million at December 31, 2016.

Spending in the third quarter was up approximately $1.1 million from the same period of 2016.  Approximately $655,000 of the increase was selling, general and administrative variable costs related to the increased level of business activity.  Approximately $456,000 of the increase reflects additional spending on research and development to support new product development for the SentriX platform, LumenX™ programmer capabilities and features, ConneX™ software, and enhancements to other products.  The majority of this was personnel related, including additional headcount in engineering.  The Company continues to invest to support automotive demands in the near term and security opportunities in future years.

Data I/O’s financial condition remains strong with an increase in its cash position to $15.2 million at September 30, 2017 from $12.0 million at June 30, 2017 and working capital of $18.4 million at September 30, 2017.  The Company continues to have no debt.

Conference Call Information

A conference call discussing the third quarter ended September 30, 2017 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time.  To listen to the conference call, please dial (612) 234-9959, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial (320) 365-3844, access code: 431940.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, industrial/Internet-of-Things, wireless, consumer electronics, medical and military/aerospace markets. Today, our customers manufacture tens of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively deliver their Intellectual Property into programmable devices. Our expertise in programmable integrated circuits, global supply chain processes, and IP management and protection helps bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service providers, assuring success for our customers.

Learn more at www.dataio.com.

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

-          tables follow   -

DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net Sales	$9,596	$6,588	$25,955	$17,002
Cost of goods sold	3,639	2,945	10,629	7,743
Gross margin	5,957	3,643	15,326	9,259
Operating expenses:
Research and development	1,814	1,358	5,130	3,655
Selling, general and administrative	2,319	1,664	6,300	4,766
Total operating expenses	4,133	3,022	11,430	8,421
Operating income	1,824	621	3,896	838
Non-operating income (expense):
Interest income	6	11	19	34
Gain on sale of assets	72	-	363	-
Foreign currency transaction gain (loss)	(66)	(3)	(158)	41
Total non-operating income	12	8	224	75
Income before income taxes	1,836	629	4,120	913
Income tax (expense)	(108)	(4)	(207)	(12)
Net income	$1,728	$625	$3,913	$901

Basic earnings per share	$0.21	$0.08	$0.48	$0.11
Diluted earnings per share	$0.20	$0.08	$0.47	$0.11
Weighted-average basic shares	8,201	7,977	8,112	7,955
Weighted-average diluted shares	8,467	8,183	8,400	8,083

DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	September 30, 2017	December 31, 2016

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,164	$11,571
Trade accounts receivable, net of allowance for
doubtful accounts of $104 and $96, respectively	5,233	4,725
Inventories	4,950	4,059
Other current assets	537	483
TOTAL CURRENT ASSETS	25,884	20,838

Property, plant and equipment – net	2,158	1,875
Other assets	45	63
TOTAL ASSETS	$28,087	$22,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,598	$1,428
Accrued compensation	3,273	2,208
Deferred revenue	1,570	1,926
Other accrued liabilities	869	667
Income taxes payable	160	36
TOTAL CURRENT LIABILITIES	7,470	6,265

Long-term other payables	438	479

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,240,711 shares as of September 30,
2017 and 8,015,746 shares as of December 31, 2016	18,836	19,204
Accumulated earnings (deficit)	553	(3,360)
Accumulated other comprehensive income	790	188
TOTAL STOCKHOLDERS’ EQUITY	20,179	16,032
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28,087	$22,776

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
(in thousands)
Net Income	$1,728	$625	$3,913	$901
Interest (income)	(6)	(11)	(19)	(34)
Taxes	108	4	207	12
Depreciation and amortization	306	137	634	409
EBITDA earnings	$2,136	$755	$4,735	$1,288

Equity compensation	173	110	540	409
Adjusted EBITDA earnings,
excluding equity compensation	$2,309	$865	$5,275	$1,697